EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of January 15, 2003, by and between AMERICAN VANGUARD CORPORATION, a Delaware corporation (referred to herein as “American Vanguard”) and ERIC G. WINTEMUTE (referred to herein as “Executive”).

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Statement of Work.

(a) Executive is engaged as President and Chief Executive Officer of American Vanguard and its wholly-owned subsidiary AMVAC Chemical Corporation and agrees to perform such duties, services and responsibilities as are consistent with such positions. Executive’s duties, services and responsibilities will be determined by American Vanguard’s Board of Directors (the “Board of Directors”) and will be performed under the overall supervision of, and consistent with, the policies of the Board of Directors. American Vanguard hereby agrees to employ Executive and Executive hereby accepts employment upon the terms and conditions set forth herein.

(b) Executive shall do his utmost to further enhance and develop the best interests and welfare of American Vanguard. Executive shall perform no acts contrary to the best interests of American Vanguard and American Vanguard shall be entitled to all of the benefits, profits or other results arising from or incident to all work, services and advice of Executive.

(c) Executive agrees to fully comply with reasonable rules and procedures as may be promulgated by American Vanguard in its sole and absolute discretion.

2. Period of Employment.

(a) Term. The term of this Agreement (the “Term”) shall commence on January 15, 2003 (the “Effective Date”) and shall continue through December 31, 2007 (the “Expiration Date”), unless earlier terminated pursuant to Section 2(b).

(b) Early Termination. Notwithstanding the provisions of paragraph 2(a), American Vanguard may terminate this Agreement prior to the Expiration Date in accordance with the provisions of Section 6.

(c) Policies. American Vanguard shall advise Executive of its general corporate policies and procedures as to travel, entertainment and other expenses, and accounting and internal controls, and Executive shall comply with such policies and procedures. If there are any inconsistencies between the terms of this Agreement and American Vanguard’s stated policies and procedures the terms of this Agreement will prevail.

3. Cash Compensation. From the Effective Date through January 15, 2004, Executive’s annual base salary shall be Four Hundred and Thirty Five Thousand Dollars ($435,000.00). Beginning January 15, 2004, Executive’s salary will be Four Hundred and Thirty Five Thousand Dollars ($435,000.00) plus a percentage increase equal to the percentage increase in the Consumer Price Index – All Urban Consumers – Los Angeles – Anaheim – Riverside (1982-84=100) (hereinafter referred to as “CPI”) for calendar year 2003. For each year thereafter, the annual base salary will be the previous year’s base salary plus a percentage increase equal to the percentage increase in the CPI for the previous year. Executive’s annual base salary shall be payable in accordance with the Company’s then existing standard payroll schedule, policies and procedures.

Notwithstanding the foregoing, the Board of Directors retains the right, in its sole and absolute discretion, to award salary increases to Executive in excess of the designated minimum.

4. Incentive Compensation. Executive will receive at the end of each year of employment a bonus in the amount determined by the Board of Directors in its sole and absolute discretion. Executive will be eligible to receive a bonus based upon Executive’s performance against reasonable qualitative and quantitative benchmarks to be established by American Vanguard in its sole discretion.

5. Fringe Benefits. In addition to reimbursable expenses allowable under Section 2(c) above, during the Term, American Vanguard will offer certain employment-related benefits to Executive as follows:

(a) In addition to the payment of salary as described above, during the Term, Executive shall be entitled to all rights and benefits for which Executive may be eligible under any bonus, participation or additional compensation plans, pension or profit-sharing plans, group life, medical, health, dental and/or disability insurance or other benefits American Vanguard may, in its sole discretion, provide for Executive or its employees generally.

(b) During the Term, Executive shall be entitled to four business weeks of vacation time each year without loss of compensation. In the event that Executive is unable to take the total amount of vacation time authorized herein during any year, he shall be deemed to have waived the entitlement for that year.

(c) Executive will be provided a car allowance of $1,500 per month.

(d) If Executive should die during the Term, American Vanguard agrees to pay the designated beneficiary any amounts (including salary) and continue any benefits due Executive under this Agreement for a period of twelve (12) months after the date of death.

(e) Executive shall be entitled to be reimbursed for up to $25,000 per calendar year for expenses relating to financial and estate planning, physical exams at major medical centers, cell phone charges, private club dues and expenses and boat expenses.

6. Termination for Certain Causes.

(a) Termination for Cause. Executive may be terminated for cause (as defined in this Section 6(a)) at any time, without prior notice. For these purposes, cause for termination by American Vanguard will include a determination by American Vanguard, acting in good faith based upon actual knowledge at such time, that Executive (i) is or has engaged in a willful or grossly negligent failure to perform duties as an Executive or officer of American Vanguard (other than as a result of incapacity due to disability), (ii) has committed an act of dishonesty, gross carelessness, or other misconduct in connection with his duties under this Agreement, (iii) has committed any act or series of acts without the Board of Directors’ consent which would likely have a direct, substantial and adverse effect on American Vanguard, its business or reputation, (iv) has engaged in habitual misuse of alcohol or any non-prescription drug or intoxicant which has adversely effected the performance of his duties under this Agreement, or (v) conviction in a criminal proceeding against Executive involving a felony (collectively “Cause”). In the event of termination of Executive’s employment for Cause, all rights of Executive (and his spouse and children) under Section 3, 4 and 5 shall cease as of the date of such termination. If termination is “for cause” under this section, the Board of Directors shall, within seven days of such termination provide written notice to Executive of all contractual basis for such termination, and a general statement of the facts allegedly supporting such termination for cause.

(b) Termination Due to Death or Disability. If Executive, due to physical or mental disability or incapacity, is unable substantially to perform his duties hereunder, American Vanguard, at its sole discretion, shall have the right to terminate Executive’s employment hereunder on thirty (30) days’ prior written notice. If Executive is able to and recommences rendering services and performing his duties hereunder within such thirty (30)-day notice period, such notice shall be vitiated. In addition, in the event of Executive’s death or disability, Executive or his personal representatives shall be entitled to receive all earned but unpaid compensation through the date of termination of Executive’s employment (on a prorated basis). In addition, in the event of Executive’s death or disability, Executive of his personal representatives shall be entitled to receive all earned but unpaid compensation up to and including the date of termination of

Executive’s employment and one full year thereafter. Nothing in this section shall affect or offset employee’s right to receive payment pursuant to a disability insurance policy or state/federal disability payments. The Company further agrees that as a part of Executive’s compensation hereunder, it shall continue to provide for the term of this Agreement, for Executive’s benefit a disability insurance policy at least equal to that coverage currently in place.

(c) Termination Without Cause. If American Vanguard terminates Executive’s employment without Cause, and not as a result of Executive’s death or disability pursuant to Section 6(b), American Vanguard shall pay Executive an amount equal to Executive’s current annual base salary or the base salary due for the balance of the Agreement, whichever is higher, as set forth in Section 3, for the remaining term of this Agreement in accordance with American Vanguard’s then existing standard payroll schedule, policies and procedures.

7. Withholdings. American Vanguard shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by American Vanguard under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to Executive.

8. Disclosures and Assignment of Rights. Executive hereby agrees to promptly disclose to American Vanguard, and Executive hereby, without further compensation, agrees to assign and assigns to American Vanguard or its designee, Executive’s entire right, title, and interest in and to all designs, trademarks, logos, business plans, business models, business names, economic projections, product innovations, discoveries, formulae, processes, manufacturing techniques, trade secrets, customer lists, supplier lists, inventions, research, improvements, ideas, patents, service marks, and copyrightable works (collectively, “Inventions”), including all rights to obtain, register, perfect, and enforce these Inventions, which relate to Executive’s work during the period of Executive’s employment with American Vanguard, whether or not during normal working hours, or which are aided by the use of American Vanguard’s experience, time, material, equipment, or facilities. It is further understood that no rights are hereby conveyed in inventions, if any, made by Executive prior to Executive’s employment with American Vanguard.

9. California Labor Code. Executive understands that California Labor Code Section 2870 provides:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

10. Notification Pursuant To Labor Code § 2872. Executive understands, and hereby acknowledges having received notice, that this Agreement does not apply to an invention which qualifies fully under the provisions of Labor Code § 2780, which is set forth in Section 9 of this Agreement.

11. Assistance. Executive agrees to perform, during and after Executive’s employment, all acts deemed necessary or desirable by American Vanguard to permit and assist it, at its expense, including execution of documents and assistance or cooperation in legal proceedings, in obtaining and enforcing the full benefits, enjoyments, rights, and title in the items assigned to American Vanguard as set forth in Section 8 above.

12. Conflicts of Interest. Executive recognizes that Executive owes a primary and fiduciary duty to American Vanguard and that Executive shall not have any interest, financial or otherwise, direct or indirect, or engage in any business or transaction of any nature, which is in conflict with the proper and faithful discharge of Executive’s duties as an employee of American Vanguard. Without limiting the generality of the foregoing, Executive agrees that Executive will not, while employed by American Vanguard, directly or indirectly:

(a) Be employed by or receive any compensation from, a customer, supplier or competitor of American Vanguard; or

(b) Have any ownership or financial interest of any nature in a customer, supplier or competitor of American Vanguard, except where such ownership is stock in a corporation and consists of less than one percent (1%) of the outstanding capital stock of such customer, supplier or competitor and where such stock is publicly held and listed on a recognized stock exchange or actively traded in the over-the-counter market except with Board of Director approval; or

(c) Have or participate in any dealings on behalf of American Vanguard with a customer or supplier that employs, or more than five percent (5%) of whose ownership interest is beneficially held by, Executive’s spouse or any brother, sister, parent, child or grandchild of Executive or Executive’s spouse, or any person living in Executive’s household or the spouse of any of the foregoing persons except with Board of Director approval; or

(d) Engage or participate in any activity, business enterprise, business opportunity, employment, occupation, consulting, or other business activity which American Vanguard shall determine in good faith to be, or reasonably planned to be, in competition with American Vanguard or to interfere with Executive’s duties as an employee of American Vanguard; or

(e) Solicit, accept or receive any gift having a value of Two Hundred Dollars ($200.00) or more, whether in the form of money, service, loan, hospitality (except for ordinary business meals), thing or promise, or in any other form, under circumstances in which it could reasonably be inferred that the gift was intended to influence Executive, in the performance of Executive’s duties on behalf of American Vanguard, or was intended as a reward for any action on Executive’s part on behalf of American Vanguard, unless such fact or activity is fully disclosed in writing to and discussed by the Board of Directors and the Board of Directors approves (and/or ratifies), in writing, of such fact or activity.

13. Information of Others. Executive certifies and acknowledges that Executive will not disclose or utilize in Executive’s work with American Vanguard any secret or confidential information of others (including any prior employers), or any inventions or innovations of Executive’s own which are not included within the scope of this Agreement.

14. Confidential Information. American Vanguard may, from time to time, provide Executive confidential information or trade secrets regarding its business methods, plan, products, pricing, customer lists, and other confidential customer information including, but not limited to, contact names, purchasing authority(ies), product, know-how and/or customer service requirements, buying patterns, and other proprietary information. Executive agrees not to disclose or use any such confidential information concerning American Vanguard or its customer(s) or client(s), however obtained, except in furtherance of American Vanguard’ business, and at its discretion.

Executive agrees that, in addition to those matters specified above, Executive shall not, directly or indirectly, disclose, use, communicate, appropriate or exploit any information, whether of a business or personal nature, of and pertaining to American Vanguard. All information referred to herein is proprietary to American Vanguard and Executive agrees not to disseminate any of the information. Executive shall not speak with or write to the press for the purpose of divulging or disclosing confidential information learned in the context of his employment, including, without limitation, information by, about or concerning American Vanguard, its respective advisors, representatives, independent contractors, employees, vendors, attorneys, friends, agents and licensees.

Executive recognizes and acknowledges that a breach of this Agreement including its covenants, could not reasonably be compensated in damages in an action at law and that American Vanguard shall be entitled to injunctive relief obtainable in a court of competent jurisdiction, which may include but shall not be limited to restraining Executive from rendering any service which would breach this Agreement. However, no remedy conferred by any of the specific provisions of this Agreement (including this Paragraph) is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by American Vanguard shall not constitute a waiver of the right to pursue other available remedies. These obligations shall survive the termination of Executive’s employment.

15. Non-Raiding. Executive will not, either during Executive’s employment or for a period of one (1) year thereafter, either directly or indirectly, hire, solicit, induce or attempt to induce or encourage any of American Vanguard’ employees to leave their employment.

16. Return of Property. Executive agrees that upon request by American Vanguard, and in any event upon termination of employment, Executive shall turn over to American Vanguard all documents, papers or other material in Executive’s possession or under his control which may contain or be derived from confidential information, together with all documents, notes or other work product which is connected with or derived from Executive’s services to American Vanguard, whether or not such material is at the date hereof in Executive’s possession.

17. Enforceability. Should any provision or covenant of this Agreement prove to be invalid or unenforceable, the remaining provisions and covenants hereof shall remain in full force and effect. This Agreement (a) survives Executive’s employment by American Vanguard (except that Sections 1, 2, 3, 4 and 5 shall terminate upon termination of Executive’s employment), (b) does not in any way restrict Executive’s right or the right of American Vanguard to terminate Executive’s employment, (c) inures to the benefit of successors and assigns of American Vanguard, and (d) is binding upon Executive’s heirs and legal representatives.

18. Entire Agreement. This Agreement supersedes all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by American Vanguard and contains all of the covenants and agreements between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not embodied in this Agreement and that no other agreement, statement or promise shall be valid or binding. Should any of the terms or conditions of this Agreement conflict with any of the terms and conditions of any of American Vanguard’s Employee Handbook or Manuals, the terms and conditions of this Agreement as to Executive shall govern and control. This Agreement may not be modified or amended unless in writing and signed by both the Board of Directors and Executive.

19. Interpretation. The waiver by American Vanguard of any breach of any provision herein shall not be binding upon American Vanguard unless in writing signed by the Board of Directors, and shall not constitute a continuing waiver or a waiver of any subsequent breach by Executive. No course of conduct or failure or delay in enforcing any provision of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. This Agreement shall be governed by the laws of the State of California. In addition, this Agreement shall be binding upon each party’s heirs, successors, representatives, administrators and assigns. Any provision of this Agreement which creates an obligation of Executive to perform or honor certain covenants or obligations shall survive the dismissal or termination of his employment.

20. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

21. Arbitration. Except a provided in this Section, any and all disputes between Executive and American Vanguard that arise out of Executive’s employment, including disputes involving the terms of this Agreement, shall be resolved through final and binding arbitration to be conducted in Orange County, California. This shall include, without limitation, disputes relating to this Agreement, Executive’s employment by American Vanguard or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive’s employment with American Vanguard or his termination. The only claims not covered by this Section are claims for equitable relief for violation of Section 8, 11, 12, 13, 14, 15, and/or 16 of this Agreement and claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Notices of requests to arbitrate a covered claim must be made within the applicable statute of limitations. Binding arbitration will be conducted in Orange County, California in accordance with the rules and regulations of the American Arbitration Association (“AAA”). Discovery may be carried out under the supervision of the arbitrator appointed pursuant to the rules of the AAA. Executive will be responsible for paying the same fee to initiate the arbitration that he or she would pay to file a civil lawsuit. American Vanguard will pay any remaining cost of the arbitration filing and hearing fees, including the cost of the arbitrator. The arbitrator will have authority to award attorneys’ fees to the prevailing party.

22. Attorneys’ Fees. In the event that an action or proceeding is brought to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

23. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERICAN VANGUARD CORPORATION, a Delaware corporation:		ERIC G. WINTEMUTE:

By:	/S/ CARL SODERLIND	/S/ ERIC G. WINTEMUTE
	Carl Soderlind for the Compensation Committee	Eric G. Wintemute